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                                                                    EXHIBIT 10.2
                                            October 14, 1998

[EMPLOYEE]
[TITLE]
Oryx Energy Company
13155 Noel Road
Dallas, Texas 75240-5067

Dear               :

     Kerr-McGee Corporation (the 'Company') and Oryx Energy Company ('Oryx') have entered into a merger agreement providing for the merger of Oryx into the Company. The Company intends, following the merger, to relocate your employment from Dallas, Texas to Houston, Texas and to employ you in the position of [TITLE]. This letter agreement memorializes the agreement between you and the Company regarding the effect of your relocation to Houston and of your employment in the position of [TITLE] on your rights under the Oryx Amended and Restated Special Executive Severance Plan (the 'Plan') and the Executive Severance Agreement (the 'Severance Agreement') dated October 1, 1994.

     You presently are a participant in the Plan and, pursuant to the Plan, have executed a Severance Agreement. The Company believes it is possible that under the Plan and Severance Agreement you may make a determination that, as a result of the merger (including, but not limited to, the change in your position and place of employment), you are unable to effectively discharge your present duties or the duties of the position which you occupied prior to the merger, which may result in your claiming the right to terminate your employment and receive the benefits enumerated in the Plan and in the Severance Agreement. By executing this letter agreement, you agree that your relocation from Dallas to Houston and your employment in the position of [TITLE] following the merger will not result in you making the determination referenced above. The Company, in turn, agrees that any subsequent relocation or change in your position with the Company within the two year period following the merger will be subject to your rights pursuant to the Plan and the Severance Agreement.

     This letter agreement, with the Plan and the Severance Agreement, constitutes the entire understanding between you and the Company, Oryx or their affiliates with respect to the subject matter hereof, and supersedes all prior understandings and agreements, written and oral, with respect to the subject matter hereof. This letter agreement may only be amended by written agreement signed by you and the Company. This letter agreement shall be construed, interpreted and governed in accordance with the laws of the State of Delaware applicable to contracts to be performed therein.

     If the foregoing is acceptable to you, please sign the agreement below and return it to Russell G. (Jack) Horner, Jr. at the Company as soon as possible.

                                            Sincerely,

                                            Luke R. Corbett

Accepted and agreed: